FINAL REPORT

 CYTOGENIX, INC. BOARD OF DIRECTORS’ SPECIAL COMMITTEE:  INDEPENDENT INVESTIGATION OF LAWRENCE WUNDERLICH “WHISTLEBLOWER” CLAIMS

Executive Summary

A Special Committee formed by the CytoGenix, Inc. Board of Directors has completed its investigative analysis of allegations raised in a January 2007 “Whistleblower Complaint” filed by Lawrence Wunderlich, a former officer and director of the company.  Based upon the documents that have been reviewed and the witnesses who have been interviewed, the Special Committee, through its counsel, has determined that Mr. Wunderlich’s claims are not supported by the evidence and are devoid of merit.  The Special Committee, through its counsel, has further determined that Mr. Wunderlich engaged in “gross misconduct” during the period in which he was a CytoGenix employee.  Among other things, Mr. Wunderlich played a pivotal role in a confrontational, hostile scheme that was implemented for purposes of seizing control of CytoGenix.  On the morning of November 3, 2006, Mr. Wunderlich and a colleague sought to wrest control of the company through their joint issuance of a demand to Dr. Malcolm Skolnick (CEO), wherein they instructed him to resign by December 1, 2006.  Characterizing the outside directors as “inexperienced, irrational and irresponsible,” they also directed Dr. Skolnick to speak with each of the outside directors and request a resignation.  In the days that followed, Mr. Wunderlich engaged in continuing high grade improprieties by directing fictitious, disparaging remarks toward Dr. Skolnick and the company’s outside directors as part of a broader plan designed to enlist shareholder support for his hostile takeover ambitions.  Given the egregious character of the conduct in which Mr. Wunderlich engaged, combined with the overwhelming force of the applicable evidence, a finding of “gross misconduct” is virtually inescapable.  Indeed, careful examination of the underlying facts indicates that even Mr. Wunderlich himself realized that he would be terminated “for cause” if his efforts to wrest control of the company faltered.  With respect to the specific claims Mr. Wunderlich has raised, little or no weight may be attributed to them based on a collection of factors, including admissions previously made by Mr. Wunderlich, prior written certifications tendered by Mr. Wunderlich, prior inconsistent and contradictory statements, the presence of surrounding disclosures and materiality principles.  Taking all pertinent factors into account, the Special Committee, through its counsel, has determined that Mr. Wunderlich’s claims must be rejected.

I.  Introduction

1.

The CytoGenix, Inc. Board of Directors formed a Special Committee on January 29, 2007 in response to a “Whistleblower Complaint” filed by Lawrence Wunderlich, who previously served as an officer (CFO) and director of the company.1  In the wake of its formation, that Special Committee began taking steps “to conduct an investigation with respect to the issues alleged by Mr. Wunderlich and take appropriate remedial action based on the outcome of the investigation.”2  Among other things, the Special Committee retained counsel to act on its behalf.  Counsel for the Special Committee thereafter scrutinized scores of documents.3  Counsel for the Special Committee also questioned numerous witnesses with respect to an array of issues expressly or implicitly addressed within the materials that had been obtained.  Unfortunately, Mr. Wunderlich was not among the individuals who were interviewed.  Although Mr. Wunderlich was asked “to

1 See January 30, 2007 CytoGenix Form 8-K, at 3, attached as Exhibit 1.

2 Id.

3    Efforts to locate and retrieve pertinent materials were facilitated by the Special Committee’s issuance of a February 7, 2007 “Records Hold Order,” attached as Exhibit 2.

participate in this fact finding process . . . on a voluntary basis,” he declined to do so.1

2.

Through the display of determination, the Special Committee made steady progress, scrutinizing one issue after another.  Recently, the Special Committee went through a transitional process, whereby it began “winding down” its inquiry while making more detailed assessments of the evidence it had located.  Given the extent to which the Special Committee, acting through its counsel, had regularly sifted through the underlying facts as they were uncovered, these heightened analytical efforts engendered relatively few delays.  With the evidence being firmly grasped, counsel for the Special Committee then turned their attention toward the task of preparing a detailed written discussion of the allegations that had been made, together with the surrounding factual considerations.

3.

Taking the above-referenced principles into account, the Special Committee hereby tenders this Final Report, which has been prepared by counsel to the Special Committee.  The contents of this submission are to be weighed in conjunction with the June 12, 2007 Preliminary Report that was previously filed in

1    See February 28, 2007 Letter to Dennis Herlong, Esq., attached as Exhibit 3.

connection with this matter.1  The essence of this Final Report is in harmony with the June 12, 2007 Preliminary Report; it parallels that filing in the sense that it deems Mr. Wunderlich’s assertions to be devoid of merit.2

1    The submission of this Final Report evidences the ongoing spirit of cooperation that was first displayed toward the SEC in February 2007, in response to a series of written inquiries articulated by Barbara Gunn, SEC Branch Chief.  In response to Ms. Gunn’s February 2, 2007 letter, CytoGenix promptly filed detailed narrative responses to questions that had been raised.  Specifically, Richard Roth, who has served as outside counsel to the company on corporate matters, tendered CytoGenix’s original submission on February 15, 2007, attached as Exhibit 4.  On the following day, February 16, 2007, Mr. Roth effected a supplemental filing, attached as Exhibit 5.  CytoGenix buttressed those narrative submissions by forwarding a vast number of documents addressing the issues Ms. Gunn had raised.  Several months later, CytoGenix built upon its continuing cooperative efforts by once again submitting a compilation of pertinent and insightful documents through Mr. Roth.  See May 18, 2007 Filing of R. Roth, attached as Exhibit 6.

2    From a “big picture” perspective, it must be noted that there is a marked disconnect between the averments appearing in the Whistleblower Complaint vis-à-vis the highly positive manner in which Mr. Wunderlich routinely portrayed CytoGenix, as evidenced by emails he sent to investors.  See, e.g., June 12, 2007 Preliminary Report, at 6 (referencing May 12, 2006 Lawrence Wunderlich email claiming “we expect the revenues to increase exponentially”).  Further, given the vast number of CytoGenix securities Mr. Wunderlich held, he was positioned to reap immense benefits from an increase in the price at which CytoGenix stock traded.  See November 22, 2006 Malcolm Skolnick Letter to Lawrence Wunderlich (attributing to Mr. Wunderlich 1,145,375 shares of CytoGenix stock and 7,012,500 options on CytoGenix stock), attached as Exhibit 7.  If the allegations reflected in the Whistleblower Complaint are to be taken as true, then it must be recognized that Mr. Wunderlich has essentially taken the position that he struggled mightily to wreck financial devastation upon himself, which is at odds with his previously espoused goal of “get[ting] the stock price [of CytoGenix] up.”  See June 17, 2005 Lawrence Wunderlich Email, attached as Exhibit 8.

II. Discussion of Facts

Primary Components of Whistleblower Complaint

4.

Spanning approximately ten pages, Mr. Wunderlich’s January 2007 Whistleblower Complaint launches numerous allegations encompassing a myriad of fine points and nuances.  Consistent with positions articulated in the June 12, 2007 Preliminary Report, however, the general import of Mr. Wunderlich’s claims may be compressed, and outlined as follows:

a)

 During the latter stages of his tenure with CytoGenix, Mr. Wunderlich periodically pressed for public disclosure of negative information associated with CytoGenix’s corporate affairs;

b)

Malcolm Skolnick, acting in his capacity as CEO and Chairman of the Board, adamantly opposed Mr. Wunderlich’s disclosure initiatives, while insisting upon the continuing concealment of the underlying information;

c)

Mr. Wunderlich was terminated in November 2006 as part of a larger scheme designed to provide for the ongoing concealment of negative information; and

d)

CytoGenix and Dr. Skolnick impermissibly implemented that retaliatory act of termination as retribution for the disclosures Mr. Wunderlich had advocated.1

“Key Period”

5.

Referencing the principal time period in a relatively precise manner, the Whistleblower Complaint asserts that “[b]etween mid September and October 23rd, 2006 2 Mr. Wunderlich, in his role as Chief Financial Officer with regard to filing the company’s third quarter financial report to the SEC, discovered material disclosure matters that needed to be addressed.”3

1    June 12, 2007 Preliminary Report, at 3-4.

2    Lawrence Wunderlich January 2007 Whistleblower Complaint (“Whistleblower Complaint”), at 4.

3   Through coincidence or design, Mr. Wunderlich has positioned the beginning and the end of this mid September through October 23, 2006 time frame so as to coincide with dates on which the CytoGenix Board of Directors formally adopted important resolutions.  The first board meeting took place on September 14, 2006; the second occurred on October 23, 2006.  During the September 14, 2006 meeting, the directors voted unanimously in favor of constructing a new manufacturing plant, the cost of which was estimated at $3,800,000.  See CytoGenix September 14, 2006 Board of Directors Minutes, attached as Exhibit 9.  Indisputably, Mr. Wunderlich looked favorably upon this decision.  Indeed, he was the director who moved for a vote on the measure.  Elena Wunderlich, his wife, was a real estate agent.  Mrs. Wunderlich had entered into a contract that entitled her to substantial commissions at the time of closing.  Much to Mr. Wunderlich’s dismay, however, those commissions ultimately proved to be elusive.  When the board of directors gathered on October 23, 2006, it formalized a decision that carried heavy adverse financial repercussions.  Specifically, the board decided to “take Elena Wunderlich off the contract as representative” so as to preclude her from obtaining a “commission to avoid any possible conflict.”  See CytoGenix October 23, 2006 Board of Directors Minutes, attached as Exhibit 10.

6.

Given the heightened emphasis Mr. Wunderlich has placed on the knowledge and information he purportedly acquired during the pivotal weeks of mid September 2006 through October 23, 2006 (the “Key Period”), the Special Committee sensed a responsibility to likewise highlight that brief expanse of time.  Only by intensely scrutinizing the Key Period could the Special Committee fully comprehend and appreciate the circumstances from which the whistleblower claims flowed.

7.

Utilizing the text of Mr. Wunderlich’s Whistleblower Complaint as a guidepost for its analysis, the Special Committee geared its assessment of this time frame toward the specific issues and events which then arose, as alleged in Mr. Wunderlich’s pleading.  While embracing this approach, the Special Committee necessarily placed particular emphasis on the precise improprieties Mr. Wunderlich purports to have “discovered”

during the Key Period.1  Pursuant to the terms of the Whistleblower Complaint itself, the principal discoveries Mr. Wunderlich made during this relatively brief expanse of time involved the following: A) “Unreported advance of $50,000 to CEO”; B) “Unreported fees paid to Directors”; C) “Loss of Intellectual Property Rights due to patent attorney errors and lack of supervision”; D) “Retirement announcement of CEO, Mr. Skolnick not publicly disclosed”;  E) “Conspiracy to Silence

1  Although the Whistleblower Complaint highlights documents and information Mr. Wunderlich allegedly “discovered” during the Key Period, Mr. Wunderlich’s November 17, 2006 letter of resignation asserts that he first began sensing pressure or coercion on November 3, 2006.  It is thus fair to say that, read as a whole, the Whistleblower Complaint and the aforementioned resignation letter claim that while Mr. Wunderlich made his principal discoveries during the Key Period, he did not experience any pressure or coercion until he and Frank Vazquez sought to forcibly take control of CytoGenix on November 3, 2006, as discussed herein in greater detail.  See CytoGenix November 20, 2006 Form 8-K (incorporating Mr. Wunderlich’s November 17, 2006 resignation letter, wherein he characterizes November 3, 2006 as a dividing point by charging Dr. Skolnick with making “efforts over the past two weeks to pressure or coerce” him . . . (emphasis added)), attached as Exhibit 11.

Whistleblower”; and F) “Insider Trading.”1  The Special Committee’s findings on these points are discussed below.2

 “Unreported advance of $50,000 to CEO”

8.

Consistent with its mission, the Special Committee diligently sorted through the details of the first category, which deals with an alleged “[u]nreported advance of $50,000 to CEO.”  To be blunt, the accusations that have been made in this area are not supported by the facts.  Indeed, this segment of the Whistleblower Complaint is rather perplexing.  For starters, by Mr. Wunderlich’s own admission, the underlying $50,000 conveyance did not even constitute an “advance.”  As acknowledged by Mr. Wunderlich within the concluding segments of his narrative, the $50,000 at issue constituted partial payment of a bonus Dr. Skolnick earned during the preceding year, 2005.3  Regardless of the extent to which creative draftsmanship may be employed, the conveyance of funds toward a previously established debt that is due and owing may not be construed as an advance.  Further, Mr.

1  See Whistleblower Complaint, at 4-10.

2  Although these findings may ultimately be attributed to the Special Committee, for all practical purposes, they are based on the investigative efforts that have been made by counsel to the Special Committee.

3  See Whistleblower Complaint, at 4 (characterizing $50,000 payment to Dr. Skolnick as “partial payment of the 2005 cash bonus.”).

Wunderlich has postured this $50,000 distribution as an event he “discovered” during the Key Period.  This characterization, however, is completely untenable.  The plain language of the Whistleblower Complaint itself notes that the pertinent dialogue occurred “[d]uring the summer of 2006.”1  Further, CytoGenix’s records indicate that the payment was made well in advance of the Key Period.2

9.

The magnitude of the inconsistencies referenced immediately above is telling; the doubts they engender cannot be readily whisked away.  Careful examination of the remaining aspects of this portion of Mr. Wunderlich’s complaint further solidifies these impressions.  According to the Whistleblower Complaint, Dr. Skolnick sought to sell a portion of his restricted stock, but Mr. Wunderlich opposed that course of action.  Mr. Wunderlich stated that no such sales could occur as “there were no such things (sic) as private stock transactions when it comes to Officers and Directors of the company as all equity positions required full

1  Id.

2  CytoGenix’s records show that the underlying check was drafted on August 28, 2006.  Notations appearing on the face of the check characterize the conveyance as a “Bonus Paymen[t]” to Malcolm H. Skolnick in the amount of $50,014.00.  See Exhibit 12, attached.

public disclosure.”1  Obviously, the aforementioned non-sequitor Mr. Wunderlich voiced as part of his apparent effort to dissuade Dr. Skolnick makes no sense.  There is no relationship between the conclusion and the premise Mr. Wunderlich espoused.2

10.

Mr. Wunderlich’s narrative further claims that it would “set a bad example” for Dr. Skolnick to “publicly register to sell stock and that it would have a negative impact on the company’s stock

1  See Whistleblower Complaint, at 4.

2  The reasoning employed by Mr. Wunderlich assumes that Dr. Skolnick was intent on concealing his sale of CytoGenix stock, contrary to disclosure requirements enumerated in section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”).  Clearly, there is no basis for such an unwarranted and puzzling assumption.  With it being understood that Dr. Skolnick always maintained an intent to act in conformity with section 16(a) of the Exchange Act, the attendant filing of a Form 4 referencing such a disposition must be treated as a given.  Such a filing, however, would neither preclude nor authorize a “private stock transaction” by a CytoGenix officer or director.  Similarly, the failure to file a Form 4 would not make a particular sale of stock permissible or impermissible.  The requirements of section 16(a) of the Exchange Act and Form 4 merely call for disclosure.  Compliance with the standards they set cannot be “bootstrapped” so as to legitimize an otherwise forbidden disposition.  Section 10(b) of the Exchange Act, Section 5 of the Securities Act of 1993 (“Securities Act”)  and Rule 144, among other things, must guide an analysis grounded upon permissibility concerns.  Viewed in this light, it seems clear that Mr. Wunderlich’s efforts to inextricably link these independent concepts cannot be accepted.  The logic and reasoning that has been employed by Mr. Wunderlich in this regard is not only mystifying, but fatally deficient.

price.”1  According to the Whistleblower Complaint, it was important that Dr. Skolnick refrain from selling his CytoGenix stock because such action would frustrate the time and energy Mr. Wunderlich was expending during the summer of 2006 to raise money from investors.  Even though the CytoGenix Board of Directors did not give its approval until September 14, 2006, Mr. Wunderlich was then in the process of “trying to raise money from investors in the form of a private placement for $3,000,000.”2  Notwithstanding the array of incongruities and deficiencies attending the tangents explored pursuant to an overall effort to position Mr. Wunderlich on the high ground, the bottom line cannot be ignored.  Mr. Wunderlich did not discover an “[u]nreported advance of $50,000 to CEO” during the Key Period.  In fact, there is no evidence that Dr. Skolnick received any type of advance during 2006.3

1 Whistleblower Complaint, at 4.

2  Id., at 5.

3  While contending that the $50,000 payment constituted an unreported advance, Mr. Wunderlich alludes to Dr. Skolnick’s purported desire to “publicly register to sell stock.”  The most logical interpretation of this quoted phrase addresses an intent to file a registration statement with the SEC as part of an effort to transform unregistered CytoGenix stock into freely tradable securities pursuant to section 5 of the Securities Act.  Under the circumstances, such a construction may be entirely appropriate, but it would arguably render Mr. Wunderlich’s allegations unintelligible.  Taking into account the apparent thrust of the pertinent claim Mr. Wunderlich has sought to advance, counsel for the Special Committee has divined the aforementioned quote so as to reference the need for Dr. Skolnick to file a Form 4.  However, notwithstanding the application of such a gratuitous interpretation, the net result remains intact.  Specifically, there is no evidence suggesting that Dr. Skolnick ever sought to conceal the sale of his CytoGenix stock.  Further, the concepts of disclosure and permissibility are distinct from one another; they cannot be merged together.  In any event, the evidence shows that Dr. Skolnick did not receive an advance during 2006.  Consequently, Mr. Wunderlich could not have discovered an unreported advance to Dr. Skolnick during the Key Period.

“Unreported fees paid to Directors”

11.

Pursuant to the second example listed in the Whistleblower Complaint, Mr. Wunderlich alleges that during the Key Period, he ostensibly learned of “[u]nreported fees paid to [d]irectors.”  As support for the allegations he has made in this regard, Mr. Wunderlich states that he provided Dr. Scott Parazynski with the entire $25,000 annual fee paid to outside directors “during the first six months of service in order to underwrite his expenses related to a mountain climbing expedition.”1  Purportedly, “Mr. Wunderlich wanted to disclose these matters in the Company’s third quarter financial report but was prevented from doing so

1  Whistleblower Complaint, at 5.

due to the fact that he was suspended before he could add the disclosure to the report” (emphasis added).1

12.

When viewed in conjunction with the underlying evidence, these allegations are devoid of substance.  Although it seems clear that Mr. Wunderlich sent $25,000 to Dr. Parazynski near the beginning of February 2006, written correspondence operates so as to blunt the impact of any adverse inferences that may be engendered by that event.2  Along these lines, Dr. Parazynski sent Mr. Wunderlich a February 5, 2006 email message, wherein he offered to return the money to CytoGenix once it was received.  By way of explanation, Dr. Parazynski, an astronaut, stated that NASA managers had scuttled the mountain climbing expedition he had contemplated.  At that point, Dr. Parazynski also voiced a willingness to decline the $25,000 payment, stating as follows: “Lawrence: your call on whether you’d like me to return the check (once = (sic) I receive it), or to just go ahead and deposit it

1  Id.  Although Mr. Wunderlich has constructed his allegations so as to make it appear that unreported fees were paid to multiple corporate directors (i.e., through use of the label “Unreported fees paid to Directors”), Dr. Parazynski is the only director referenced in this portion of the Whistleblower Complaint.

2  An analysis of CytoGenix’s records have revealed the existence of a February 1, 2006 check payable to Dr. Parazynski in the amount of $25,000.  See Exhibit 13, attached.

now.”1  Days later, Mr. Wunderlich responded to Dr. Parazynski’s written offer to return the $25,000 in its entirety.  In this regard, Mr. Wunderlich sent Dr. Parazynski a February 8, 2006 email message.  Speaking with unmistakable clarity, Mr. Wunderlich brought dialogue on this issue to a close by succinctly telling Dr. Parazynski to “[p]lease deposit the check.”2

13.

Factors independent from those discussed above cast even more doubt upon this particular claim.  Mindful that CytoGenix’s fiscal year ended on December 31, it is necessarily true that the company’s first, second and third quarters concluded on March 31, June 30 and September 30, respectively.  With forty-five days generally being allocated for preparation of quarterly reports, the corresponding filing “deadlines” fell on or about May 15, August 15 and November 15.

14.

Given the timing of this $25,000 payment (i.e., early February 2006), coupled with the extent to which Mr. Wunderlich was purportedly convinced that disclosure was essential based upon materiality concerns, it appears that Mr. Wunderlich would have

1  February 2006 Emails between Scott Parazynski, Raymond L. Ocampo Jr. and Lawrence Wunderlich, at 2, attached as Exhibit 14.

2  To be more precise, Mr. Wunderlich advised Dr. Parazynski as follows: “Please deposit the check.  I’m sending the other directors the first half = (sic) of their fees this week.”  See Exhibit 14, at 1-2.

necessarily pressed for inclusion of this event well in advance of May 15, 2006, the date on which CytoGenix filed its Form 10-Q for the quarter ending March 31, 2006.1  Giving Mr. Wunderlich the benefit of all reasonable inferences in this area, it seems conceivable that he might have attached $12,500 to each six month time span, and thereby reasoned that disclosure was not warranted until the close of CytoGenix’s second quarter (notwithstanding the intense materiality concerns he harbored).2  However, even if steps are made to accommodate

1  See Schedule of SEC Filings made by CytoGenix, attached as Exhibit 15.  Moreover, recognizing the extent to which the company’s auditors (Lopez, Blevins, Bork & Associates, LLP) appear to have routinely pressed for robust disclosures exceeding applicable standards, viewed in conjunction with the lofty disclosure initiatives Mr. Wunderlich has attributed to himself, acceptance of Mr. Wunderlich’s assertions indicates that the $25,000 payment should have also been categorized as a “Subsequent Event,” and referenced within CytoGenix’s 2005 Form 10-K, which was filed on April 18, 2006.  See Exhibit 15.

2  Given his status as CFO, Mr. Wunderlich necessarily played an important role in the preparation and filing of CytoGenix’s second quarter Form 10-Q, which made no mention of the $25,000 payment highlighted in the Whistleblower Complaint.  Despite the lack of reference to this $25,000 payment in CytoGenix’s second quarter Form 10-Q, Mr. Wunderlich certified, in writing, that the financial information reflected therein was accurate.  CytoGenix Second Quarter 2006 Form 10-Q, at 11-12 (reflecting Mr. Wunderlich’s “Certification Pursuant To Section 302 Of The Sarbanes-Oxley Act Of 2002”), attached as Exhibit 16.  See also Id., at 13 (reflecting additional certification of Mr. Wunderlich under “18 U.S.C. Section 1350, As Adopted Pursuant To Section 906 Of The Sarbanes-Oxley Act Of 2002”).  Mr. Wunderlich provided parallel certifications in connection with the preparation and filing of CytoGenix’s first quarter Form 10-Q, which was likewise devoid of any reference to the $25,000 payment at issue.  See CytoGenix First Quarter 2006 Form 10-Q, at 13-14, attached as Exhibit 17.

Mr. Wunderlich by grasping for potential explanations, the net result remains intact.  The application of fundamental logic shows that Mr. Wunderlich would have almost certainly insisted that the $25,000 payment be disclosed within CytoGenix’s second quarter Form 10-Q, which was filed on August 14, 2006.1

15.

In a further attempt to view this contention in a more credible light, it may be assumed that, for one reason or another, Mr. Wunderlich did not discover his transmittal of the $25,000 until the end of the Key Period.  However, even if it is assumed that Mr. Wunderlich did not acquire the pertinent information until October 23, 2006, the close of the Key Period, his claim that he was prevented from referencing the $25,000 payment in the third quarter Form 10-Q “due to the fact that he was suspended before he could add the disclosure to the report” is nonetheless inconsistent with the underlying evidence.  Taking things a step further, the salient facts are diametrically opposed to this assertion.  When the pertinent events are placed on a timeline, the following becomes clear:

1  See Schedule of CytoGenix’s SEC Filings, attached as Exhibit 15.

a)

Pamela Schertz, CytoGenix’s Controller, circulated a draft of the third quarter Form 10-Q on Wednesday October 25, 2006.  In doing so, Ms. Schertz expressed a desire to finalize that document on an expedited basis, noting that she wanted to submit it to the SEC on Friday October 27, 2006.  As explained by Ms. Schertz in her October 25, 2006 email message to Mr. Wunderlich and others, an early filing date had been requested by the auditors on account of scheduling constraints.1

b)

Thereafter, during the late afternoon hours of Friday October 27, 2006, Richard Roth, CytoGenix’s outside counsel who customarily reviewed proposed SEC filings, submitted a series of recommended modifications.  After receiving Mr. Roth’s proposals, Mr. Wunderlich applied handwritten notations to the top left corner of the cover page, thereby suggesting his receipt of that submission on Monday October 30, 2006.2  On that same day, Mr. Wunderlich also sent a

1  See October 25, 2006 Email of Pam Schertz, attached as Exhibit 18.  Through her October 25, 2006 message Ms. Schertz requested Mr. Wunderlich, Dr. Skolnick and Richard Roth, outside counsel, to “[p]lease submit any changes back to me.  I will consolidate all changes and resubmit a second draft after all of you have been able to make your recommended changes and comments.”

2  Ms. Schertz, Mr. Wunderlich’s direct subordinate, attributed the handwritten notations at issue to Mr. Wunderlich during the course of a March 6, 2007 interview.  Mr. Wunderlich’s handwritten comments are somewhat cryptic.  They merely state: “10-30-06: R. Roth’s comments.”  October 30, 2006 Draft of Third Quarter Form 10-Q, attached as Exhibit 19.

reply email message to Mr. Roth, wherein he expressed his “[t]hanks for the comments on the Q.”1

c)

Dr. Skolnick disseminated a proposed insert to the Form 10-Q on Monday October 30, 2006.  This insert, which consisted of just over one page, addressed mostly scientific issues.  Situated squarely within this verbiage, however, were acute warnings focusing on potential obstacles in the areas of, inter alia, research and development, clinical trials and regulatory approvals.  Those cautionary remarks were followed by a bleak financial forecast emphasizing an expectation of “operating losses for at least two more years.”2  Dr. Skolnick forwarded the draft of the insert he had constructed to four CytoGenix executives (Mr. Wunderlich, Mr. Vazquez, Ms. Schertz and Ms. Ewell).3  The cover letter that had been penned by Dr. Skolnick manifested an open mind and specifically invited responsive critiques from the recipients.  The actual language employed

1  See October 30, 2006 Lawrence Wunderlich Email, attached as Exhibit 20.

2  See October 30, 2006 Malcolm Skolnick Email, attached as Exhibit 21.

3  Id.

by Dr. Skolnick consisted of the following: “Please check this for accuracy, completeness and flow.”1

d)

Early in the afternoon of November 1, 2006, Ms. Schertz sent the “Final Draft” of the third quarter Form 10-Q to Mr. Roth, with Mr. Wunderlich and an outside auditor being copied on that transmission.2  Through her cover letter, Ms. Schertz asked Mr. Roth to review the attached submission, noting that it incorporated the revisions Mr. Roth had suggested, along with the “change[s] made by CytoGenix management.”3  Cognizant that the auditors were intent on achieving an early filing due to their potential scheduling difficulties, Ms. Schertz continued to apply pressure.  Hours after disseminating the “Final Draft” of the third quarter Form 10-Q, Ms. Schertz followed up on the message she had sent earlier in the day.  In doing so, she apprised Mr. Wunderlich of her plans to work from home on Thursday November 2, 2006, and then noted the following:  “If Richard [Roth] c[o]mes back with any changes, please send

1  Id.

2  See November 1, 2006 Pam Schertz Email, attached as Exhibit 22.

3  Id.

them to me at my home email.  I can make the corrections from there.”1

e)

With respect to the third quarter Form 10-Q, Thursday November 2, 2006 was uneventful.  However, it appears that Frank Vazquez may have disseminated a written statement on behalf of CytoGenix that directed praise toward the company and generally cast its future business prospects in an optimistic light.2  The sense of relative tranquility that attended November 2, 2006 never surfaced on the following day.  Friday November 3, 2006 constituted one of the most momentous days in the life of the company.  Relatively early

1  See November 1, 2006 Follow Up Email from Pam Schertz, attached as Exhibit 23.

2  It appears that Mr. Vazquez may have forwarded the statement to “WallSt.net” personnel, who then posted that document on the WallSt.net website.  The Internet posting associated with CytoGenix stated as follows:

CytoGenix, Inc. is a Houston-based biopharmaceutical company that develops and markets innovative products and services based on its proprietary ssDNA expression technology.  The company has developed a breakthrough synthetic process for large-scale production of high purity DNA at a fraction of the cost of traditional fermentation methods.  CytoGenix currently has one issued US patent and 47 international or US pending patent applications claiming methods and materials in connection with this platform technology (emphasis added).

WallSt.net Internet Posting Concerning CytoGenix, attached as Exhibit 24.

in the morning, Mr. Wunderlich and Mr. Vazquez, acting as a team, entered Malcolm Skolnick’s office and confronted him.  Among other things, they jointly demanded that Dr. Skolnick resign by no later than December 1, 2006.1  As a corollary to that directive, they instructed Dr. Skolnick to appoint Frank Vazquez as CEO.2  Mr. Wunderlich and Mr. Vazquez then turned their attention to the CytoGenix Board of Directors.  Their words were harsh; their designs were ambitious.  Boldly asserting that the outside directors were “inexperienced, irrational and irresponsible,” Mr. Wunderlich and Mr. Vazquez directed Dr. Skolnick to speak with each outside director and request a resignation.3  Prior to November 3, 2006, the date on which these brazen directives were given, Mr. Wunderlich had not sensed any

1  See November 6, 2006 CytoGenix Meeting Memorandum; “Response To VW Demands and Indications of Intent on November 3, 2006,” attached as Exhibit 25.

2  Id.

3  Id. Given the impressive level of success each outside director had achieved in the professional and academic arenas, these disparaging remarks came as a surprise, especially since Mr. Wunderlich had never earned a college degree.  The lofty accomplishments and credentials of the outside directors are set forth in considerable detail within CytoGenix’s May 1, 2006 Proxy Statement, attached as Exhibit 26.

pressure or coercion from Dr. Skolnick.1  Stated otherwise, according to Mr. Wunderlich himself, the pressure and coercion he ostensibly experienced coincided with his efforts to forcibly take control of CytoGenix.2

f)

Later in the day, Mr. Wunderlich and Mr. Vazquez adopted a different persona.  Acting in tandem with one another, they readied official corporate documents for public dissemination (i.e. a Form 8-K and a press release).3  These materials made no mention of the resignation ultimatums they had directly imparted to Dr. Skolnick, nor did they make any reference to the resignation mandates they had indirectly conveyed to CytoGenix’s outside directors.  Bypassing the unprecedented turmoil that had just erupted at the highest levels within the company, Mr. Wunderlich and Mr. Vazquez fashioned their remarks so as to instead direct accolades upon the company, and stated as follows:

1  See CytoGenix November 20, 2006 Form 8-K (incorporating Mr. Wunderlich’s November 17, 2006 resignation letter highlighting supposed efforts Dr. Skolnick had made “over the past two weeks to pressure or coerce” him . . . (emphasis added)), attached as Exhibit 11.

2 Id.

3 The November 3, 2006 Form 8-K, along with the press release that was incorporated therein, is attached as Exhibit 27.

CytoGenix, Inc is a Houston-based biopharmaceutical company that develops and markets innovative products and services based on its proprietary ssDNA expression technology.  The company has developed a breakthrough synthetic process for large-scale production of high purity DNA at a fraction of the cost of traditional fermentation methods.  CytoGenix currently has one issued US patent and 47 international or US pending patent applications claiming methods and materials in connection with this platform technology (emphasis added).1

g)

On Friday November 3, 2006 through Sunday November 5, 2006, Dr. Skolnick conferred with those who served as outside members of the CytoGenix Board of Directors about the demands that had been voiced by Mr. Wunderlich and Mr. Vazquez.  Each of the outside directors refused to resign.  Tensions and anxieties were brought to even higher levels over the weekend when Dr. Skolnick and the outside directors received telephone calls from prominent

1  See November 3, 2006 Form 8-K (incorporating press release), attached as Exhibit 27.

shareholders.1  Reportedly, these shareholders had been contacted by Mr. Wunderlich and Mr. Vazquez, wherein the two men claimed that Dr. Skolnick was “senile.”  As a result of Dr. Skolnick’s purported mental infirmities, Mr. Wunderlich and Mr. Vazquez had been “carrying him” for months.2  During the course of these discussions with shareholders, Mr. Wunderlich and Mr. Vazquez also stressed their indispensable nature, essentially taking the position that CytoGenix would “fall apart” if they left.3

h)

Over the weekend, Dr. Skolnick met with corporate counsel and the outside directors.  They surveyed the situation and prepared documents that were to be conveyed to Mr. Wunderlich and Mr. Vazquez on Monday November 6, 2006.4  When Monday morning arrived, Dr. Skolnick met briefly with Mr. Wunderlich and Mr. Vazquez.  With Ms.

1  See November 15, 2006 Memorandum of Robert B. Hydeman, attached as Exhibit 28; “Attachment To BoD Minutes Of November 7, 2006,” attached as Exhibit 29.  See also November 15, 2006 Memorandum of Don Jackler, attached as Exhibit 30.

2  See Exhibit 29.

3  Id.

4  This description of events is based on statements made by Dr. Skolnick during a July 25, 2007 interview.

Schertz in attendance as a witness, Dr. Skolnick read from the script that had been developed in conjunction with corporate counsel.  In doing so, Dr. Skolnick recounted the mandates and ultimatums the two men imparted on Friday November 3, 2006.  He then advised Mr. Wunderlich and Mr. Vazquez that all of the outside directors had expressed a refusal to resign.1  Upon referencing a board of directors meeting that was to take place the following day, November 7, 2006, Dr. Skolnick told Mr. Wunderlich and Mr. Vazquez that they were invited to attend and that the call in number and password were on the memo he would give them in a moment.2  At that point, Dr. Skolnick told Mr. Wunderlich and Mr. Vazquez that they had been suspended with pay and handed them a supplemental document that reflected a series of directives, including instructions to immediately vacate the premises and “refrain from communicating with CytoGenix employees.”3

1  See “Response To VW Demands and Indications of Intent on November 3, 2006,” attached as Exhibit 25.

2  Id.

3  See November 6, 2006 Memorandum to Frank Vazquez and Lawrence Wunderlich, attached as Exhibit 31.

i)

Notwithstanding the unmistakable clarity of these commands, Mr. Wunderlich and Mr. Vazquez ignored them.  Soon after the meeting came to a close, Mr. Wunderlich took control of the company-wide intercom, telling all employees that they must immediately report to the conference room.1  Mr. Wunderlich followed up on those remarks by attempting to force his way past Dr. Skolnick so as to obtain direct access to CytoGenix’s scientists working in a laboratory.2

1  As described by Harilyn McMicken, CytoGenix’s Laboratory Director, Mr. Wunderlich told all employees to proceed to “the [c]onference room for a meeting concerning the survival of the Company.”  November 7, 2006 Affidavit of Harilyn McMicken, attached as Exhibit 32.  From Tera Guidry’s perspective, “his wording was very ominous.”  November 7, 2006 Affidavit of Tera Guidry, CytoGenix Research Scientist, attached as Exhibit 33.

2  Through the affidavit she executed on November 7, 2006, Ms. Guidry detailed a more vivid and in depth account of the November 6, 2006 struggle she witnessed when Mr. Wunderlich sought to muscle his way into the laboratory in which she was working, as set forth below:

Lawrence tried to enter the lab and motioned for everyone to come to the Conference room, saying that we all needed to hear what was going on.  Lawrence’s face was bright red and although he never raised his voice, it was apparent he was very angry.

Malcolm tried to get Lawrence to leave, and attempted to close the door to the lab, but Lawrence just stood there (for what seemed like forever), pushing the door open and telling everyone to come to the Conference room.  Finally, Malcolm sternly told Lawrence that he had already been asked to leave and that the police were on their way.  Lawrence moved aside and Malcolm closed the door.

Guidry Affidavit, attached as Exhibit 33.  Ms. McMicken’s affidavit confirms the confrontation between Mr. Wunderlich and Dr. Skolnick.  See McMicken Affidavit, attached as Exhibit 32.

Frustrated by the unsuccessful nature of the efforts he had made, Mr. Wunderlich met up with Mr. Vazquez in Mr. Vazquez’s office, closing the door.1  Shortly thereafter, a police officer arrived on the scene.  After receiving an overview of the situation, the police officer entered Mr. Vazquez’s office.  A short while later, the police officer escorted Mr. Wunderlich and Mr. Vazquez out of the

1  See November 7, 2006 Affidavit of Pam Schertz, attached as Exhibit 34.

building.1  At that point, a greater sense of calm fell upon CytoGenix’s “rank and file” employees.2

j)

When the November 7, 2006 board of directors meeting commenced, Dr. Skolnick placed a spotlight on the third quarter Form 10-Q, which had been pending since November 1, 2006 (the date on which Ms. Schertz had circulated a “Final Draft” of the document).  Asked whether he would apply his signature, Mr. Wunderlich deferred the request.  Initially, Mr. Wunderlich told the board of directors that he needed “to think about it.”3  Soon thereafter, Mr. Wunderlich supplemented his response, promising to

1 On November 6, 2006, the date on which these events occurred, it appears that Mr. Vazquez prepared a press release and sent it to Mr. Wunderlich.  The press release stated that the board of directors had adopted a resolution terminating Mr. Wunderlich and Mr. Vazquez, with both men being excluded from the meeting at which the decision was made.  According to the press release, “[n]o reason was given for the action of the board.”  See CytoGenix Dismissal Announcement, attached as Exhibit 35.  Based upon the review of companion documents, it appears that this press release was not publicly disseminated.  See November 6, 2006 Lisa Domine Email to Frank Vazquez (advising Mr. Vazquez that pursuant to earlier conversation, “we have voided your press release”), attached as Exhibit 36.

2  See Guidry Affidavit (noting that CytoGenix laboratory workers “left the door to the lab closed for a while until we saw both Lawrence and Frank drive away from the parking lot”), attached as Exhibit 33.

3  See November 8, 2006 Memorandum to the File, attached as Exhibit 37.

provide an answer by 12:00 Noon of the following day.1  During this segment of the telephonic meeting, it was made clear to Mr. Wunderlich that his signature did not serve as an absolute prerequisite; CytoGenix was in a position to file its third quarter Form 10-Q even if Mr. Wunderlich declined to sign the document.  While laying out the specifics in this area, “Dr. Skolnick stated that, if Mr. Wunderlich did not sign, another signature could be applied,” however, such a scenario would trigger supplemental disclosures.2  As the meeting progressed, Mr. Vazquez stressed that he and Mr. Wunderlich hoped to retain their positions and continue playing an integral role at the company.  In expressing these desires, Mr. Vazquez told the board of directors that he and Mr. Wunderlich wanted to “stay on the team and keep the

1  See CytoGenix November 7, 2006 Board of Directors Minutes, attached as Exhibit 38.

2  See November 8, 2006 Memorandum, attached as Exhibit 37 (specifying that Dr. Skolnick referenced the filing of a Form 10-Q that did not reflect Mr. Wunderlich’s signature, while also noting that such a course of action “ would generate an 8K disclosure and the reasons Mr. Wunderlich did not sign would have to be stated.”).  In communicating this point, Dr. Skolnick made it known that CytoGenix personnel had no need to apply any coercive measures as part of an attempt to procure Mr. Wunderlich’s signature.  By taking several elementary steps, CytoGenix could readily dispose of the need for Mr. Wunderlich’s signature.

company going forward.” 1  As Mr. Vazquez emphasized, it was their intent “to maintain the integrity of the company.”2  Testy exchanges then took board members through a collection of issues, including earlier conferences which had not encompassed Mr. Wunderlich and Mr. Vazquez, prohibitions that had recently been placed on Mrs. Wunderlich’s receipt of real estate commissions,3 and the November 3, 2006 resignation ultimatums that had been

1  See November 8, 2006 Memorandum, attached as Exhibit 37.

2  Id.

3  Id.  Pursuant to an October 7, 2006 executive session that included all CytoGenix directors, save for Mr. Wunderlich and Mr. Vazquez, it was decided that CytoGenix would not proceed with an anticipated real estate transaction unless measures were implemented to insure that Elena Wunderlich did not receive a commission through that purchase.  See “Attachment To BoD Minutes Of November 7, 2006,” attached as Exhibit 29.  See also CytoGenix October 23, 2006 Board of Directors Minutes, attached as Exhibit 10.  On October 9, 2006, Dr. Skolnick apprised Mr. Wunderlich of this decision, which essentially swept away roughly $100,000 of household income.  See February 16, 2007 CytoGenix Submission To SEC; Memorandum, at 2 (pegging lost earnings at “approximately $100,000”), attached as Exhibit 5.  Mr. Wunderlich, who was on the verge of constructing a vacation home in Idaho, “responded angrily.”  See “Attachment To BoD Minutes Of November 7, 2006,” attached as Exhibit 29.  See also Wunderlich Idaho Residential Construction Documents, attached as Exhibits 39(a), 39(b) and 39(c); Elena Wunderlich “Commercial Buyer/Tenant Representation Agreement,” attached as Exhibit 40.

given to Dr. Skolnick and the outside directors.1  Toward the end of the meeting, the participants turned their focus toward the potential for achieving an amicable resolution.  At that point, Mr. Vazquez indicated that an attorney would soon contact CytoGenix personnel so as to pursue that objective.2  The meeting then came to a close.

k)

Despite the wrangling that had taken place during the course of the November 7, 2006 meeting, no direct or indirect assertions were ever made to the effect that Mr. Wunderlich had been precluded from disclosing any particular issue in the company’s third quarter Form 10-Q (or any other SEC filing).  On a parallel note, the meeting was likewise devoid of any suggestion that Dr. Skolnick had even made a minimal attempt to prevent Mr. Wunderlich from disclosing any events in that third quarter Form 10-Q (or any other SEC filing).  Along the same lines, at the November 7, 2006 meeting, Mr. Wunderlich never suggested that he maintained any reservations relating to the adequacy of the disclosures reflected in the third quarter Form 10-Q (or any other SEC filing).

1  See November 8, 2006 Memorandum, attached as Exhibit 37.

2  Id.

l)

In the wake of that November 7, 2006 board of directors meeting, several CytoGenix personnel engaged in continuing efforts to procure Mr. Wunderlich’s signature so that the third quarter Form 10-Q could be filed.  For example, Pam Schertz sent Mr. Wunderlich an e-mail message on November 12, 2006.  Through her written correspondence, Ms. Schertz asked Mr. Wunderlich to review the enclosed third quarter Form 10-Q.  She thereafter requested him to “please also sign the attached representation letter . . . .”1  Two days later, Dr. Skolnick followed up on Ms. Schertz’s efforts by issuing another email message to Mr. Wunderlich.  Through his November 14, 2006 communication, Dr. Skolnick generally referenced the Form 10-Q signature requirement and then noted that CytoGenix “need[s] to receive your response at your earliest convenience.”2  In the process, Dr. Skolnick also articulated the following reassurance:  “If you require additional information before you are able to sign, we will be glad to facilitate your

1 November 12, 2006 Pam Schertz Email to Lawrence Wunderlich, attached as Exhibit 41.

2  November 14, 2006 Malcolm Skolnick Email to Lawrence Wunderlich, attached as Exhibit 42.

obtaining such information.”1  On November 16, 2006, after Mr. Wunderlich’s attorney assumed his role as an advocate, Dr. Skolnick confirmed these remarks.  To that end, Dr. Skolnick advised Mr. Wunderlich that he would be given full access to numerous CytoGenix documents.  Dr. Skolnick also “encouraged” Mr. Wunderlich to satisfy any reservations he might harbor by “call[ing] any employee or director of CytoGenix or auditor or attorney retained by CytoGenix . . . .”2  Mr. Wunderlich manifested a willingness to accept the written invitations that had been extended, but he then claimed that scheduling conflicts had arisen.  CytoGenix responded by accommodating Mr. Wunderlich.  Specifically, Cindee Ewell, J.D., Ph.D., sent Mr. Wunderlich a November 17, 2006 email message wherein she delayed the time of his appearance, notifying him that he could appear at the auditor’s offices at 2:00 PM.3 Although Mr. Wunderlich’s logistical request had been satisfied, he never showed up at the auditor’s offices.

1  November 14, 2006 Malcolm Skolnick Email to Lawrence Wunderlich, attached as Exhibit 42.

2  November 16, 2006 Malcolm Skolnick Email to Lawrence Wunderlich, attached as Exhibit 43.

3  November 17, 2006 Cindee Ewell Email to Lawrence Wunderlich, attached as Exhibit 44.

m)

Taken as a whole, this chronology of events shows that Ms. Schertz began pressing for completion of CytoGenix’s third quarter Form 10-Q on October 25, 2006, at the latest.  Recognizing the minimal efforts Mr. Wunderlich would have been required to expend while crafting a proposed disclosure paragraph concerning this simplistic February 2006 event involving Dr. Parazynski, Mr. Wunderlich’s assertion does not pass muster.  Mr. Wunderlich was not “suspended before he could add the disclosure to the report.”1  Moreover, the date of suspension did not constitute a meaningful barrier.  Mr. Wunderlich had numerous opportunities to add such an elementary disclosure after he was suspended.

“Loss of Intellectual Property Rights”

16.

According to the Whistleblower Complaint, the third significant issue Mr. Wunderlich discovered during the Key Period relates to CytoGenix’s purported “[l]oss of [i]ntellectual [p]roperty [r]ights due to patent attorney errors and lack of supervision.”2  Although catalogued as an example of the events Mr. Wunderlich

1  Moreover, there is no evidence tending to suggest that Mr. Wunderlich sought to make any disclosure in this area on or after November 6, 2006, the date of the suspension.

2  See Whistleblower Complaint, at 5.

ostensibly discovered during mid September 2006 through October 23, 2006, the Whistleblower Complaint appears to turn its back on that Key Period when it launches into a more detailed discussion of this topic.  In this regard, the Whistleblower Complaint casts 10:00 AM of October 31, 2006 as the focal point.  According to Mr. Wunderlich, he was then “preparing to certify the Company’s financial report to the SEC.” 1  However, at 10:00 AM, he saw a letter to Mark Wisner, an attorney specializing in the intellectual property field.  From Mr. Wunderlich’s perspective, at 10:00 AM, October 31, 2006, “it became evident that the Company’s intellectual property had become severely compromised.”2  Pursuant to the charges leveled in the Whistleblower Complaint, prior to 10:00 AM, neither Mr. Wunderlich nor Mr. Vazquez had been aware of this situation.3

1  Id.

2   Id.

3  Recognizing the importance of precision, the Special Committee hereby takes this opportunity to quote from page five of the Whistleblower Complaint.  In pertinent part, it provides as follows:

On October 31, 2006, while preparing to certify the Company’s financial report to the SEC, another, more serious disclosure issue surfaced.  In a letter drafted to Mr. Mark Wisner, the Company’s patent council, (sic) it became evident that the Company’s intellectual property had become severely comprised.  Mr. Wunderlich and Mr. Vazquez became aware of this situation via an email transmittal from Ms. Cindee Ewell, the Company’s in-home patent attorney.  At ten o’clock in the morning of October 31, 2006, a letter drafted by Mr. Skolnick and Ms. Ewell to Mr. Mark Wisner was provided to Mr. Wunderlich and Mr. Vazquez.  In the text of the email to the senior executives was a request to attend a meeting scheduled for 3:00 PM that very same afternoon to hand deliver a termination letter and inform Mr. Wisner that his services were no longer needed.

Mr. Wunderlich’s supposed reaction to this highly important event he first learned of on the morning of October 31, 2006?  He was “very surprised.”1  In view of Dr. Skolnick’s supposed “Of

1  Whistleblower Complaint, at 5.  Curiously, when this supposedly surprising development “surfaced,” it seems that no efforts were made to implement corrective action with respect to an October 30, 2006 press release trained on noteworthy events relating to CytoGenix’s intellectual property portfolio.  Notwithstanding the responsibilities Mr. Wunderlich held in areas such as “disclosure of relevant matters” and “communications with shareholders,” as referenced on page two of the Whistleblower Complaint, Mr. Wunderlich refrained from issuing any updates to the self-laudatory press release that had been issued a day earlier over Mr. Vazquez’s name.  That press release carried a banner title comprised of large bold letters proclaiming the following:

 “CytoGenix Gene Silencing ssDNA Technology Patent Allowed in Europe and India” (emphasis in original).  Accenting the positives, the opening sentence announced that CytoGenix “has received notices of allowances for grant of patent applications covering the technology for expressing ssDNA In Vivo, from the Indian and European Community Patent Offices.  These notices follow the previous notice of allowance for these applications from the Peoples Republic of China.”  CytoGenix October 30, 2006 Press Release, attached as Exhibit 45.  The second paragraph of that official public statement reflected the same type of congratulatory tone.  It stressed that the patents in question “cover the company’s single-strand DNA expression system covered by a US patent and by several patent applications in major world markets.”  Id.

Counsel” status at Mr. Wisner’s law firm, Mr. Wunderlich “voiced concern about the need to publicly disclose” that relationship.1  According to the Whistleblower Complaint, “Mr. Wunderlich told Mr. Skolnick that these were serious matters that needed to be disclosed.”2

17.

Notwithstanding the dramatic character of the events that allegedly “surfaced” on October 31, 2006, no weight may be attributed to these claims.  Succinctly put, the underlying evidence does not support Mr. Wunderlich’s assertions.  Phrased in a less charitable tone, the actual facts are situated at the other end of the spectrum.3  As demonstrated by the documents that

1  Whistleblower Complaint, at 5.

2  Id., at 6.

3  Among other things, an excerpt from an internal memorandum prepared by Ms. Ewell shows that she “vented” to Mr. Wunderlich on October 14, 2004, describing frustrations under which she was then laboring based on the disconcerting nature of her intellectual property discussions with Mr. Wisner.  In response to the concerns Ms. Ewell described, Mr. Wunderlich alluded to the “possibility of just taking our files.”  After Ms. Ewell replied, “we need[ ] a replacement first,” Mr. Wunderlich “suggested that we all sit down on Tuesday with Malcolm and come up with a resolution.”  Cindee Ewell Internal Memorandum Excerpt Concerning Intellectual Property Issues, attached as Exhibit 46.

have been collected as part of this inquiry, Mr. Wunderlich had joined forces with other CytoGenix executives while heartily criticizing and admonishing Mr. Wisner years earlier.  Letters prepared by Mr. Wunderlich in the fourth quarter of 2005 establish this point.  For example, through a draft letter Mr. Wunderlich internally distributed on October 21, 2005 while in search of comments, he reminded Mr. Wisner of the concerns he and his colleagues at CytoGenix had periodically expressed “[o]ver the past several years.”1  According to Mr. Wunderlich, upon concluding each meeting that had taken place, CytoGenix personnel formed the belief that Mr. Wisner completely understood the steps he must take to “correct [his] deficiencies.”2  However, as stated in Mr. Wunderlich’s draft letter, Mr. Wisner continually failed to discharge his responsibilities; the deficiencies did not go away.  When distributing this October 21, 2005 draft letter for internal review, Mr. Wunderlich sought instructive comments from Dr. Skolnick,

1  See October 21, 2005 Lawrence Wunderlich Draft Letter to Mark Wisner, attached as Exhibit 47.

2  Id.

Ms. Ewell and Ms. Schertz.1  After allowing for substantive input, Mr. Wunderlich “beefed up” his letter by incorporating additional language, yielding a more strident tone.  Mr. Wunderlich’s newly revised letter to Mr. Wisner reflected a date of November 3, 2005.2  Among other things, it alleged that “after all attempts to correct deficiencies we still have no resolution to our problems.”3  Focusing on more recent developments, Mr. Wunderlich also brought the discussion to new heights by advising Mr. Wisner that CytoGenix management has learned that “other more serious deficiencies in your work product may have placed the Company in jeopardy.”4  After stressing the principle that “management has a responsibility to its shareholders to ensure that core aspects of its value are preserved and enhanced by the protection and prosecution of its intellectual property” (emphasis added), Mr. Wunderlich’s November 3, 2005 draft

1  Id.

2  See November 3, 2005 Lawrence Wunderlich Draft Letter to Mark Wisner, attached as Exhibit 48.

3  Id.

4  Id.

letter went on to communicate a “notice of immediate termination.”1

18.

Notwithstanding the confrontational character of that draft November 3, 2005 termination letter, Mr. Wunderlich continued his quest to cast the deficiencies Mr. Wisner had manifested in an even harsher light.  As a means of achieving that objective, Mr. Wunderlich prepared and signed a November 7, 2005 letter employing additional inflammatory language.2  That November 7, 2005 letter, which was provided to Mr. Wisner via hand delivery,3 opened by recounting the five meetings that had taken place over the previous fourteen months “to address issues such as . . . inadvertently abandoned [intellectual property] cases . . .” and related concerns.4  Although Mr. Wunderlich deleted the verbiage asserting that Mr. Wisner’s “serious deficiencies” “may have placed the Company in jeopardy,” he left intact the ensuing

1  Id.

2  See November 7, 2005 Lawrence Wunderlich Letter to Mark Wisner, attached as Exhibit 49.

3  See Unsigned November 7, 2005 Lawrence Wunderlich Letter to Mark Wisner (reflecting handwritten notations stating, “Hand delivered Monday”), attached as Exhibit 50.

4  See November 7, 2005 Lawrence Wunderlich Letter to Mark Wisner, attached as Exhibit 49.

language, which stressed CytoGenix’s obligation to safeguard its intellectual property portfolio.  Mr. Wunderlich’s November 7, 2005 letter thus paralleled its November 3, 2005 predecessor in the sense that it similarly highlighted management’s “responsibility to its shareholders to ensure that core aspects of its value are preserved and enhanced by the protection and prosecution of its intellectual property” (emphasis added).1  Mr. Wunderlich followed up on those observations by telling Mr. Wisner to “[c]onsider this letter as notice of immediate termination.”2

19.

As a means of further accenting the depth of the displeasure CytoGenix management harbored toward the intellectual property difficulties that had been attributed to Mr. Wisner, Dr. Skolnick broadened the divide to an even greater extent by issuing a separate November 7, 2005 letter of termination.3  Through this letter, Dr. Skolnick severed his professional ties to Mr. Wisner’s law firm.  Opting for a more compact style, Dr. Skolnick “cut through the chase” without mincing words.  In his opening sentence, Dr. Skolnick called for the immediate termination of his

1  Id.

2  Id.

3  See November 7, 2005 Malcolm Skolnick Letter to Mark Wisner, attached as Exhibit 51.

“of counsel” position.1  Dr. Skolnick then asked that his name be removed from the stationary that was then being used by Mr. Wisner’s law firm.2

20.

By all accounts, these two November 7, 2005 termination letters were spurred by concerns Mr. Wunderlich and other members of CytoGenix management maintained with respect to the possibility that Mr. Wisner had exposed the company’s intellectual property assets to harm.  Frustrated by the difficulties Mr. Wisner had created in the patent arena through his lack of diligence, each November 2005 letter addressed an intent to instantaneously sever relations.  Notwithstanding this thirst for immediacy, however, actual progress was achieved at a slower, more deliberate pace.  For a variety of reasons, including Mr. Wisner’s status as “counsel of record” on some of the patent applications that had previously been filed, CytoGenix was ultimately compelled to achieve its objective at a more gradual rate.  Mr. Wunderlich did not always play a lead role in the incremental process of phasing out Mr. Wisner, but his colleagues at CytoGenix nonetheless kept him in the loop.  A review of select

1 Id.  The words “of counsel” have been capitalized, or not capitalized, in this Final Report, depending on whether they were capitalized in the underlying source document.

2  Id.

pieces of correspondence helps illustrate this observation.  Roughly one week after issuing his November 7, 2005 termination letter, Mr. Wunderlich continued making efforts to engineer Mr. Wisner’s removal from CytoGenix intellectual property matters.  Specifically, through a November 15, 2005 letter Mr. Wunderlich executed, he referenced a particular patent application that was then being pursued in Australia.1  Taking the offensive from the outset, Mr. Wunderlich got right to the point by telling Mr. Wisner that “as of today, we will be terminating your duties from the above referenced Australian file and will be taking these matters in house to work on this matter directly.”2  Then, in early December 2005, Mr. Wunderlich was copied on two documents addressing CytoGenix’s ongoing separation from Mr. Wisner.  The first communication was in the form of a December 7, 2005 email from Ms. Ewell encompassing an attachment titled “email – Termination on Foreign Matters.doc.”3  The next day, December 8, 2005, Mr. Wunderlich received another email from Ms. Ewell which referenced that same attachment.4  Through

1  See November 15, 2005 Lawrence Wunderlich Letter to Mark Wisner, attached as Exhibit 52.

2  Id.

3 See December 7, 2005 Cindee Ewell Email, attached as Exhibit 53.

4 See December 8, 2005 Cindee Ewell Email, attached as Exhibit 54.

the first paragraph of her December 8, 2005 message, Ms. Ewell specifically referenced, among other things, the attached “copy of the written termination for Mr. Wisner on all of our foreign matters.”1  In February 2006, Dr. Skolnick continued building upon CytoGenix’s efforts to move away from Mr. Wisner.  Pursuant to a February 3, 2006 letter that was copied to Mr. Wunderlich, Dr. Skolnick removed certain tasks from Mr. Wisner.2  Venting further frustrations upon Mr. Wisner due to the confusion that had arisen within CytoGenix’s intellectual property portfolio, Dr. Skolnick also emphasized the magnitude of management’s dissatisfaction.  To this end, Dr. Skolnick advised Mr. Wisner that certain considerations must be “fully account[ed] for before we can make any further payments on your invoices.”3  The following matters were included within the problematic patent issues Dr. Skolnick listed: “unnecessary extensions, lapsed applications, revived applications (continuations/divisionals) filed without our knowledge.”4

1 Id.

2  See February 3, 2006 Malcolm Skolnick Letter to Mark Wisner, attached as Exhibit 55.

3  Id.

4  Id.

21.

As for the October 31, 2006 letter to which Mr. Wunderlich has attributed so much significance, that document must be placed within its proper context.1  Being mindful that it represented an incomplete, unfinished draft that has never been sent to Mr. Wisner, it is necessarily deserving of less weight.2  Without a doubt, the draft letter Mr. Wunderlich has seized upon is strongly worded, but it is also repetitive in certain key respects.  Further, given the string of fiery accusations that had previously been conveyed by Mr. Wunderlich and Dr. Skolnick, combined with the manner in which Mr. Wunderlich and other CytoGenix executives had been “phasing out” Mr. Wisner for at least a year, fairness requires that Mr. Wunderlich’s grandiose portrayal be rejected.  Viewed in conjunction with the verbiage that was employed within the October 31, 2006 draft letter itself, that document represented the culmination of a longstanding process in which Mr. Wunderlich had been immersed.  Taken as a whole, the evidence is overpowering.  Rational minds cannot view this as an event Mr. Wunderlich first “became aware of” on the morning of October 31, 2006.  Based on these same considerations, Mr.

1  See October 31, 2006 Malcolm Skolnick Draft Letter to Mark Wisner, attached as Exhibit 56.

2  Indeed, the unfinished version of this letter CytoGenix previously produced to the SEC reflects bold handwritten notations stating “Never Sent.”  See Exhibit 56.

Wunderlich’s claim that he promptly started battling for disclosure of Dr. Skolnick’s “Of Counsel” status must likewise be relegated to the frivolous realm.  As previously discussed, Dr. Skolnick severed his ties to Mr. Wisner’s law firm on November 7, 2005, nearly one year earlier.  Moreover, even if it is assumed that Mr. Wunderlich truly learned of these intellectual property issues for the first time on October 31, 2006, it seems clear that the claims which have been made in this area are nonetheless predicated on the assumption that CytoGenix’s intellectual property portfolio had indeed been “severely comprised.”1  That assumption, however, is not supported by the evidence.  According to Dr. Skolnick and Ms. Ewell, frustrations were in ample supply, but no irreparable harm had occurred.  The company’s intellectual property portfolio had not been severely compromised.

“Retirement announcement”

22.

Another issue Mr. Wunderlich allegedly discovered during the Key Period involves Dr. Skolnick’s purported “[r]etirement announcement.”2  According to Mr. Wunderlich, “[o]n

1  See Whistleblower Complaint, at 5-6.

2  Whistleblower Complaint, at 7.  The complete heading of this segment of the Whistleblower Complaint is considerably longer.  It reads as follows: “Retirement announcement of CEO, Mr. Skolnick not publicly disclosed.”  Id.

September 29, 2006 Mr. Skolnick called (sic) impromptu company meeting, assembling the entire company to announce his retirement . . .  On October 23, 2006, Mr. Skolnick also made an official announcement of his retirement to the board of directors during an unscheduled meeting of board” (sic).1  The Whistleblower Complaint then goes on to assert the following:

  On November 1, 2006 Mr. Wunderlich and Mr. Vazquez asked Mr. Skolnick about a press release announcing his planned retirement.  Mr. Skolnick indicated that although he had officially announced his intentions to the Board of Directors and the company’s employees he felt that it was not a public statement and (sic) such did not require disclosure.2

23.

Like many other allegations Mr. Wunderlich has made, this assertion is contrary to the evidence.  The depth of the inconsistencies between the factual arguments Mr. Wunderlich has made vis-à-vis the events that actually took place are quite profound.  Even on the most basic and fundamental levels, it appears that Mr. Wunderlich has missed the mark.  Although the Whistleblower Complaint places the impromptu company meeting on September 29, 2006, contemporaneous notes

1  Id.

2  Id.

prepared by Ms. Ewell show that this gathering actually occurred on October 16, 2006.1  Additionally, multiple CytoGenix employees, including Dr. Skolnick, Ms. Ewell and Dr. Yin Chen, are adamant in their recollection that no specific time frame was referenced.  With an eye toward phrasing the situation in more general, conceptual terms, due in part to his inclination to defer to positions that might be advocated by the CytoGenix Board of Directors, Dr. Skolnick steered clear of a concrete date, aside from referencing December 31, 2006 as the earliest possible day on which he might retire.2  Mr. Wunderlich’s attempt to recount the pertinent aspects of the October 23, 2006 board of directors meeting is likewise seriously deficient.  Notwithstanding the allegations that have been made by Mr. Wunderlich, Dr. Skolnick did not even come close to making an “official announcement of his retirement” at the October 23, 2006 meeting.  Instead, Dr. Skolnick again gravitated toward generalities, wherein he essentially confirmed the rough outlines he had previously sketched during private conferences with board members (i.e., he reiterated his hope to step down at some point in the not-too-

1  See Handwritten Notes of Cindee Ewell, attached as Exhibit 57.

2  Id.

distant future).1  When Dr. Skolnick made these October 23, 2006 projections, the CytoGenix Board of Directors understood that he intended to put the interests of the company first by providing the board with ample opportunities “to identify and interview several candidates in order to make a[n] intelligent decision.”2  To emphasize this point, Dr. Skolnick, who continues to serve as CytoGenix’s CEO, stressed the complete absence of any stringent time pressures.  As for Mr. Wunderlich’s portrayal of a supposed November 1, 2006 discussion where Dr. Skolnick ostensibly acknowledged that he had “officially announced his [retirement] intentions” within the company, it is deserving of no weight.3  There is no support for this contention.  Indeed, as noted above, the evidence is aligned solidly against this averment.  Moreover, assuming arguendo that Dr. Skolnick had cast his retirement intentions in accordance with the descriptions proposed in the Whistleblower Complaint, Mr. Wunderlich’s claims would nonetheless be deserving of little traction.  Given the senility Mr. Wunderlich attributed to Dr. Skolnick in connection with his November 3, 2006 ultimatums,

1  See CytoGenix October 23, 2006 Board of Directors Minutes, attached as Exhibit 10.

2  Id.

3  Whistleblower Complaint, at 7.

Dr. Skolnick’s departure from the company would represent a positive development.  Under no circumstances could Dr. Skolnick’s undisclosed retirement plans be placed within the “negative material information” category which forms the basis of Mr. Wunderlich’s contentions.1  Finally, it is indisputable that investors had repeatedly been apprised of Dr. Skolnick’s elderly status.  For example, CytoGenix’s May 1, 2006 proxy statement showed that Dr. Skolnick was then 70 years old.2  As a result, information associated with his future retirement intentions would not have caught a reasonable investor by surprise.  Viewed in a pragmatic light, Dr. Skolnick’s age tends to militate against a finding of materiality, even if Mr. Wunderlich’s factual arguments might be deemed plausible.

“Conspiracy to Silence Whistleblower”

24.

Mr. Wunderlich alleges that he and Mr. Vazquez were excluded from certain board of directors meetings that were held “between September 29, 2006 and October 12, 2006.”3  Mr. Wunderlich then expands on the claims he has articulated in this area by asserting that “numerous telephone calls took place in

1  Whistleblower Complaint, at 3.

2  See CytoGenix May 1, 2006 Proxy Statement, at 10, attached as Exhibit 26.

3  Whistleblower Complaint, at 8.

conjunction with the secret meetings of the board with several large affiliated shareholders in an effort to terminate Mr. Wunderlich and Mr. Vasquez.”1  With respect to the alleged meetings from which Mssrs. Wunderlich and Vazquez were excluded, steps must first be taken to determine whether any gatherings that may have taken place during that period truly constituted CytoGenix Board of Directors meetings.  An examination of the evidence shows that there is no basis for such a characterization.  Certain directors undoubtedly caucused with one another, but that is not necessarily indicative of a board of directors meeting.  As demonstrated by a collection of pertinent facts, including Exhibit 29, “Attachment To BoD Minutes Of November 7, 2006,” Mr. Wunderlich declined to attend an important October 4, 2006 luncheon.  Even though Dr. Skolnick specifically asked Mr. Wunderlich to attend, he opted to instead “go fishing.”2  With Mr. Wunderlich being conspicuously absent from the luncheon, Dr. Skolnick explained away Mr. Wunderlich’s absence by making excuses.  In this regard, Dr. Skolnick told the

1   Id.

2   Pursuant to a July 25, 2007 interview, Dr. Skolnick described the statements Mr. Wunderlich made in this regard.  On March 22, 2007, Robert Hydeman was interviewed in connection with the investigative analysis that has been conducted.  Mr. Hydeman corroborated statements made by Dr. Skolnick on this issue.

visitors, who had driven in from Ft. Worth, Texas, that Mr. Wunderlich was ill.1  Soon thereafter, Mr. Vazquez lashed out at the visitors, colleagues of Robert Hydeman, a major shareholder.  Ostensibly manifesting a sense of indignation and outrage, Mr. Vasquez condescendingly told Mr. Hydeman’s colleagues that they should not be discussing Mr. Wunderlich.  In quick succession, Mr. Vazquez blurted out “I have better things to do” and then exited the restaurant.2  Once the visitors returned to Fort Worth, Texas, they outlined these events for Mr. Hydeman.  Calling upon the influence he maintained by virtue of his status as a large shareholder, Mr. Hydeman placed a telephone call to Dr. Skolnick.  Directing criticism upon both Mr. Wunderlich and Mr. Vazquez, Mr. Hydeman stressed the sense of dissatisfaction he and other large shareholders maintained.3  Fueled by these circumstances, CytoGenix’s outside directors, together with Dr. Skolnick, held an October 7, 2006 executive meeting, wherein they conferred by telephone.4  Given the negative reports that had been submitted against Mssrs. Wunderlich and Vazquez, they

1  See “Attachment To BoD Minutes Of November 7, 2006, attached as Exhibit 29.

2   Id.

3   Id.

4   Id.

were excluded from the conference call.  However, since the October 7, 2006 discussion did not amount to a board of directors meeting, no weight may be afforded Mr. Wunderlich’s claim of exclusion from a board meeting.  Further, to the extent large shareholders such as Mr. Hydeman, Don Jackler and others contacted Dr. Skolnick and CytoGenix’s outside directors and leveled complaints about Mr. Wunderlich, no improprieties occurred.  To the contrary, given the fiduciary duties that were then maintained by Dr. Skolnick and the outside directors, they acted in accordance with salient principles articulated by the SEC when they fielded these shareholder complaints.  With the October 7, 2006 executive session being dominated by outside directors, the form and substance of that meeting was also in accord with the spirit and intent of the Sarbanes-Oxley Act of 2002.1  In the final analysis, the evidence does not support Mr. Wunderlich’s claims of improper exclusion from board of director meetings or inappropriate dialogue with investors.2

1   See generally section 10A(m)(3), Securities Exchange Act of 1934 (reflecting requirements enumerated in section 301 of Sarbanes-Oxley Act that all directors serving on an issuer’s audit committee shall be independent).

2 Page 8 of the Whistleblower Complaint asserts that Mssrs. Wunderlich and Vazquez were excluded from multiple board of directors meetings that were held between September 29, 2006 and October 12, 2006.  However, aside from this October 7, 2006 conference call, the date and time of the other purported board of directors meetings cannot be determined.  As a result, no responsive discussion has been constructed with respect to any other supposed board meetings attributed to this time period.

“Insider Trading”

25.

 Another issue Mr. Wunderlich purportedly discovered prior to his November 6, 2006 suspension relates to “[i]nsider [t]rading.”1  The highly disheveled nature of those allegations, however, frustrates efforts to grasp them.  The unorganized discussion appearing in this segment of the Whistleblower Complaint explores a host of peripheral issues while placing heavy reliance on conclusory statements.2  Nonetheless, Mr. Wunderlich’s factual assertions find no support in the evidence.  All things considered, the lack of organization, operating in conjunction with the other shortcomings attending this segment of the Whistleblower Complaint, impede efforts to construct a detailed responsive discussion.  In any event, the underlying averments are deserving of no weight based on the lack of facts tending to support them.  No evidence of “insider trading’ has been uncovered by counsel to the Special Committee.

1  Page 10 of the Whistleblower Complaint actually reflects a more elongated title styled, “Insider Trading and Improper Actions by Affiliates and Contractors and a Certain Director of the Company.”  Regardless of the title that is employed, however, the observations articulated herein remain applicable.

2 See Whistleblower Complaint, at 10-11.

Issues Arising After November 6, 2006

26.

In addition to expounding upon issues he allegedly discovered prior to November 6, 2006, Mr. Wunderlich references issues arising subsequent to his November 6, 2006 suspension – and after the parties articulated their November 7, 2006 intent to part ways pursuant to an “amicable resolution.”1  Given the fundamental differences attending Mr. Wunderlich’s relationship to the company during this post November 6, 2006 time period, it is essential that this set of allegations be viewed in an entirely different light.  Ties between Mr. Wunderlich and the company had been nearly severed.  Further, it was understood that as soon as Mr. Wunderlich retained an attorney, steps would be taken to implement a final and complete severance.  In common parlance, the outside directors and Dr. Skolnick, on the one hand, and Mr. Wunderlich, on the other hand, were not on the same team.  Moreover, on November 7, 2006, Dr. Skolnick made it clear that CytoGenix was not dependent on Mr. Wunderlich.  Specifically, when the November 7, 2006 board of directors meeting opened, Dr. Skolnick recognized that the Form 10-Q could be filed more expeditiously if Mr. Wunderlich applied his signature.  But at the

1  See November 8, 2006 Memorandum (indicating that near the conclusion of the November 7, 2006 board meeting, Mssrs. Wunderlich and Vazquez agreed to arrange for an attorney to contact CytoGenix personnel so as to finalize the terms of their departure through an “amicable resolution”), attached as Exhibit 37.

same time, Dr. Skolnick assured Mr. Wunderlich that the filing would soon be made with, or without, his signature.1  By attaching relatively little significance to Mr. Wunderlich’s signature, Dr. Skolnick emphatically communicated two points.  First, CytoGenix had no motive to utilize either a “carrot” or a “stick” to extract a signature from Mr. Wunderlich; Mr. Wunderlich’s signature was almost a non-event.  Second, it would be futile for Mr. Wunderlich to engage in any form of protracted gamesmanship with respect to his signature, which was wholly unnecessary.

27.

Undoubtedly, the considerations referenced immediately above have a powerful impact.  Moreover, Mr. Wunderlich’s post November 6, 2006 assertions, which are discussed below, may be placed on a separate tier based upon the realization that they caused Mr. Wunderlich no harm.  Stated otherwise, Mr. Wunderlich stands to gain nothing through his post November 6, 2006 arguments even if their accuracy might be established.  The alleged conduct visited no injury upon him.  With the synergies of these factors operating so as to mitigate any sense of importance, the stature of these claims entitles them to little weight.  Briefly

1  While referencing the non-essential character of Mr. Wunderlich’s signature, Dr. Skolnick told Mr. Wunderlich that if he “did not sign, another signature could be applied . . . .”  November 8, 2006 Memorandum, attached as Exhibit 37.

stated, Mr. Wunderlich’s post November 6, 2006 allegations address the following:

a.

CytoGenix’s November 14, 2006 Form NT 10-Q;

b.

the Form 10-Q and Form 8-K CytoGenix filed on November 20, 2006;

c.

“Material events not disclosed to private placement participants;”

d.

“Arbitration Complaint Filed by Former Officers and Directors Not Disclosed;”

e.

“Coercions of Chief Financial Officer by CEO and Directors to Certify False and Misleading SEC Filings;” and

f.

“Threat and actions to break Mr. Wunderlich’s employment contract.”1

A concise, compact discussion trained upon each of these issues is set forth below.

November 14, 2006 NT Form 10-Q

28.

As previously noted, the November 7, 2006 board of directors meeting was devoid of any suggestion that Mr. Wunderlich had been precluded from making any particular disclosures in

1  See Whistleblower Complaint, at 6-9.

CytoGenix’s third quarter Form 10-Q.1 When questioned during that meeting with respect to his signing intentions, Mr. Wunderlich said that he would provide an answer by 12:00 Noon of the following day.  Mr. Wunderlich failed to do so, opting to instead keep CytoGenix personnel in suspense.  Knowing that the November 15, 2006 “deadline” was just over the horizon, Mr. Wunderlich followed up on his November 7, 2006 promise by sending Dr. Skolnick a November 9, 2006 e-mail message.  Through that written communication, which had been constructed so as to help soothe anxieties, Mr. Wunderlich told Dr. Skolnick to “email me the report.”  Mr. Wunderlich then tacked on comforting remarks, stating “I have no intention to try to delay the filing.”2  Notwithstanding Mr. Wunderlich’s truncated assurances regarding his supposed intent to work with CytoGenix personnel so as to provide for the filing of the third quarter Form 10-Q on a timely basis, he thereafter pursued few initiatives in that regard.  As November 15, 2006 grew closer, with Mr. Wunderlich’s true thought process being unclear, CytoGenix

1  See November 22, 2006 Malcolm Skolnick Letter to Lawrence Wunderlich (referencing third quarter Form 10-Q and reminding Mr. Wunderlich that during “the Board meeting on November [7], 2006, you . . . raised no concerns regarding the document or the information contained within it . . .”), attached as Exhibit 7.

2  See November 9, 2006 Lawrence Wunderlich Email to Malcolm Skolnick, attached as Exhibit 58.

pursued a highly rational course of action.  Specifically, after surveying the options that were available on an immediate basis, CytoGenix procured a brief extension of time by filing a Form 12b-25 “Notification Of Late Filing” on November 14, 2006.1  Through that “Notification Of Late Filing,” CytoGenix stated that it had “not received from certain of its officers requisite approval to file the subject report due to reasons . . . unrelated to the content of the subject report.”2  Based upon that language, Mr. Wunderlich contends that CytoGenix’s November 14, 2006 Form 12b-25 was false and misleading.  It seems clear, however, that the fate of the allegations Mr. Wunderlich has directed toward this November 14, 2006 filing is tied to his other assertions of material omissions.  Since the predicate averments upon which these Form 12b-25 claims are grounded are so lacking in merit, Mr. Wunderlich’s attempt to layer Form 12b-25 allegations on top of them must likewise fail.  In any event, Mr. Wunderlich suffered no harm based on the disclosures made in CytoGenix’s November 14, 2006 Form 12b-25 filing, even if they were false.

1  November 14, 2006 CytoGenix Form 12b-25, attached as Exhibit 59.

2  Id.

Form 10-Q and Form 8-K

29.

Mr. Wunderlich next targets the Form 10-Q and the Form 8-K CytoGenix filed on November 20, 2006.1  With respect to the Form 10-Q, Mr. Wunderlich claims that it was misleading based on a litany of considerations.  These attacks must be placed in their proper perspective.  Prior to the November 7, 2006 board of directors meeting, Mr. Wunderlich never memorialized a modicum of opposition to any aspect of the third quarter Form 10-Q.  During that November 7, 2006 meeting, Mr. Wunderlich voiced his views on a multitude of fronts.  However, he never suggested that Dr. Skolnick had made the slightest effort to prevent him from making any disclosures in the company’s third quarter Form 10-Q.  Similarly, at the November 7, 2006 meeting, Mr. Wunderlich never hinted that he had any concerns (or even minor reservations) regarding the adequacy of disclosures appearing in the Form 10-Q.  Through his November 9, 2006 email message, Mr. Wunderlich sought to further lull Dr. Skolnick and all other CytoGenix personnel into a sense of comfort by asking for a copy of the third quarter Form 10-Q while at the same time declaring that he had absolutely “no intention to try to delay

1  See Whistleblower Complaint, at 6.

the filing.”1  One week later, Dr. Skolnick provided Mr. Wunderlich with written authority confirming access to a vast array of CytoGenix corporate documents.2  Through this November 16, 2006 email message, a copy of which was also delivered to Mr. Wunderlich via courier, Dr. Skolnick heartily encouraged Mr. Wunderlich “to call any employee or director of CytoGenix, or auditor or attorney retained by CytoGenix, you feel necessary . . . .”3  As part of a ongoing effort to “get to the bottom of things,” Dr. Skolnick also sought to obtain a better grasp of Mr. Wunderlich’s true position by making the following request:  “If you are unwilling to sign because you believe the Form 10-Q is false, misleading or omits to state a material fact required to be disclosed therein, please advise me in writing as soon as possible of the basis for that belief.”4  Notwithstanding the extension of these invitations, Mr. Wunderlich never placed a

1  See November 9, 2006 Lawrence Wunderlich Email to Malcolm Skolnick, attached as Exhibit 58.

2 See November 16, 2006 Malcolm Skolnick Email to Lawrence Wunderlich, attached as Exhibit 43.

3  Id.  As reflected on the face of that document, a telephone call was also placed to Mr. Wunderlich whereby he was notified of this communication.

4  Id.

telephone call,1 and he never asked that certain modifications be made so as to enable him to apply his signature.2  Viewed in a light grounded upon pragmatism and common sense, Mr. Wunderlich’s repeated failure to make any reference to the concerns he supposedly harbored casts serious doubt upon this

1  To be sure, counsel for the Special Committee have never uncovered any evidence tending to suggest that such a telephone call was placed.

2  See November 22, 2006 Malcolm Skolnick Letter to Lawrence Wunderlich (summarizing events that had taken place and telling Mr. Wunderlich that he had been “invited . . . to identify any concerns . . . [he] might have” but “[i]nstead of . . . identifying any specific concerns related to the final Form 10Q . . .  you resigned”), attached as Exhibit 7.  Of course, Mr. Wunderlich’s November 17, 2006 letter of resignation alleged, among other things, that he had been pressured to sign the third quarter Form 10-Q notwithstanding “serious disclosure issues relating to the Company’s pending private placement offering, its status, and our suspension, that need to be fully disclosed in the Company’s Form 10-Q.”  See CytoGenix November 20, 2006 Form 8-K, attached as Exhibit 11.  Viewed objectively, however, Mr. Wunderlich derives few, if any, benefits from his vague (and confusing) efforts to base his assertions on the issues delineated within his resignation letter; they are inconsequential.  Moreover, it is important to remember that Mr. Wunderlich’s letter of resignation actually places tight time constraints on his claims.  Pursuant to his submission of that letter, Mr. Wunderlich acknowledged that he sensed no pressure or coercion from Dr. Skolnick prior to November 3, 2006, the date on which he issued his takeover directives.  See CytoGenix November 20, 2006 Form 8-K (reflecting November 17, 2006 resignation letter making various assertions, but effectively conceding that Dr. Skolnick made no efforts to pressure or coerce Mr. Wunderlich before November 3, 2006), attached as Exhibit 11.

segment of the Whistleblower Complaint.  Setting aside Mr. Wunderlich’s ongoing display of silence during this crucial time period, it is important to keep in mind that the claims Mr. Wunderlich’s has directed at CytoGenix’s third quarter Form 10-Q are derivative in nature.  Framed in elementary terms, Mr. Wunderlich’s contentions assert that the Form 10-Q was characterized by “numerous omissions and false statements.”1  Before disclosure may be deemed necessary, however, it must first be determined that the underlying event did in fact occur.  To the extent the underlying events did not actually transpire, no attending disclosure obligations ever arose.  Consistent with the discussion referenced above, it is fair to sum up Mr. Wunderlich’s predicate arguments by noting that they are bereft of support.  As a consequence, the attacks Mr. Wunderlich has launched upon the disclosures appearing in CytoGenix’s Form 10-Q must fare no better.

30.

Turning to the Form 8-K, Mr. Wunderlich casts aspersions upon that document, characterizing it as false and misleading because it “stat[ed] the Company was unaware of any disagreements with Mr. Wunderlich and Mr. Vazquez.”2  Though succinct and simplistic, this supposed disclosure deficiency cannot be squared

1 Whistleblower Complaint, at 6.

2  Id.

with the language that actually appeared in the Form 8-K itself.  The disclosures made within the Form 8-K went well beyond the narrow verbiage specified by Mr. Wunderlich.  Among other things, the Form 8-K referenced disagreements between CytoGenix and Mr. Wunderlich with respect to “whether or not Mr. Wunderlich engaged in gross misconduct;” “whether the Company appropriately requested Mr. Wunderlich to make the principal financial officer certifications” on the third quarter Form 10-Q; “whether the Company has made appropriate disclosure regarding the status of a pending private placement of the Company’s common stock;” and the adequacy of the disclosures associated with “the November 6, 2006 suspensions of Messrs. Wunderlich and Vazquez.”1  For purposes of insuring that all pertinent disclosures were made, CytoGenix went even further by attaching as exhibits to that Form 8-K the respective letters of resignation that had been submitted by Mr. Wunderlich and Mr. Vazquez.2  At the same time, CytoGenix voluntarily assumed additional disclosure responsibilities by committing to promptly make public any correspondence submitted by Mr. Wunderlich or Mr. Vazquez upon their review of that Form 8-K.3

1  See November 20, 2006 CytoGenix Form 8-K, at 2, attached as Exhibit 11.

2  Id.

3  Id.

31.

When assessing the character of Mr. Wunderlich’s assault upon the November 20, 2006 Form 10-Q and Form 8-K, substantial weight must be placed upon the nature and substance of the issues and topics that had been publicly aired by CytoGenix in its November 20, 2006 filings, along with SEC submissions that were effected prior to that date.  Indeed, it would constitute an exercise in futility to embark upon the process of gauging the significance of any alleged material omissions without first scrutinizing the character of the attending publicly available information.  From a quantitative perspective, CytoGenix’s third quarter Form 10-Q reflected a plethora of highly negative information.  Net Losses for the three month period and the nine month period were $1,219,699 and $3,171,956, respectively.1  Needless to say, those sizeable losses carried a sense of gloom, but they were even worse in the sense that they reflected a heightened rate of deterioration from an operational standpoint.  Specifically, the financial statements reflected in CytoGenix’s Form 10-Q that was filed on November 20, 2006 showed a Net Loss of $1,219,699 for the three month period ended September 30, 2006, as compared to a loss of $1,065,266 that had been reported in that same three

1  CytoGenix Third Quarter 2006 Form 10-Q, at 3, attached as Exhibit 60.

month period of fiscal year 2005.1  On a parallel note, CytoGenix’s Net Loss for the nine month period ended September 30, 2006 had risen to $3,171,956, up from a loss of $2,343,625 that had been sustained during that same period of 2005.2  Viewing the situation more broadly, CytoGenix’s third quarter 2006 financial statements also showed that from the company’s inception through September 30, 2006, CytoGenix’s cumulative Net Losses had reached $26,230,010.3

32.

As with the company’s annual reports that had been filed in earlier years, CytoGenix’s 2005 Form 10-K reflected a “going concern” clause.4  Warnings highlighted through that cautionary language specified that “the Company’s recurring losses from operations and the need to raise additional financing in order to satisfy its vendors and other creditors and execute its business plan raise substantial doubt about its ability to continue

1   Id.

2  Id.

3  Id.

4 See CytoGenix 2005 Form 10-K, at 21-22, 27, attached as Exhibit 61; CytoGenix 2005 Form 10-K/A, at 20-21, 26, filed April 20, 2006, attached as Exhibit 62.  See also CytoGenix 2004 Form 10-K, at 18, 23, attached as Exhibit 63; CytoGenix 2003 Form 10-K, at 14, 19, attached as Exhibit 64.

as a going concern” (emphasis added).1  The sense of pessimism emanating from that “going concern” clause was made even direr by highly negative language appearing in CytoGenix’s third quarter Form 10-Q.  Unlike the “going concern” clause, this verbiage carried a sense of immediacy and raised the possibility that CytoGenix could be forced to cease operations in a matter of weeks.  In this regard, the third quarter Form 10-Q cautioned investors that CytoGenix’s “ability to continue operations through December 31, 2006 depends on its success in obtaining equity financing in an amount sufficient to support its operations through that date.  There is substantial doubt that the Company will be able to generate sufficient revenues or be able to raise adequate capital to remain a going concern through December 31, 2006” (emphasis added).2  Viewed within the context of these highly potent negative disclosures, the allegations Mr. Wunderlich has directed toward the November 20, 2006 filings must be rejected.  Assuming for the sake of argument that the

1 See CytoGenix 2005 Form 10-K/A, at 20-21, attached as Exhibit 62.  In Note 2 to the financial statements appearing within CytoGenix’s 2005 annual report, CytoGenix’s auditors elaborated upon the “substantial doubt” attending the company’s continuing viability by emphasizing its intense financial vulnerabilities.  In doing so, they stressed that “CytoGenix has had negligible revenues since inception . . . .”  Id., at 26.

2  See Exhibit 60, CytoGenix Third Quarter 2006 Form 10-Q, at 7.

November 20, 2006 filings were deficient in the manner Mr. Wunderlich has alleged, such deficiencies were rendered immaterial by the surrounding highly negative disclosures CytoGenix had made.1  Moreover, even if materiality might be presumed, Mr. Wunderlich did not suffer any harm as a result of any alleged deficiencies.

“Material Events not disclosed to private placement participants”

33.

In framing his arguments dealing with private placement disclosures, Mr. Wunderlich references a September 14, 2006 board of directors’ resolution authorizing him to raise up to $3,000,000 through a private offering of CytoGenix stock.2  According to Mr. Wunderlich, he “informed Mr. Skolnick that it was a violation of securities law to accept the private placement funds without disclosing such a material event as the termination

1  It is important to note that the aforementioned cautionary statements do not constitute an exclusive listing of the negative disclosures appearing in CytoGenix’s 2006 third quarter Form 10-Q.  They have been referenced solely for illustrative purposes.  CytoGenix’s 2006 third quarter Form 10-Q also alerts investors to other potential dangers.  For example, page 6 of that filing lists five important risk factors, the first of which raises questions regarding “THE ABILITY OF THE COMPANY TO QUICKLY PENETRATE THE MARKET WITH ITS CURRENT THERAPEUTIC PRODUCTS AGAINST LARGER, WELL-FINANCED COMPETITORS WITHIN THE MARKETPLACE” (emphasis in original).  CytoGenix Third Quarter Form 10-Q, at 6, attached as Exhibit 60.

2  See Whistleblower Complaint, at 7.

of the number two and three men of the Company.”1  Under the circumstances, it is apparent that an analysis going toward the merits of this contention would amount to a senseless detour.  Mr. Wunderlich’s argument is of interest only from an academic standpoint.  The private placement Mr. Wunderlich has targeted did not close until December 2006, well after the departures of Mssrs. Wunderlich and Vazquez had been publicized.  Moreover, even if CytoGenix had accepted the private placement funds in the midst of complete concealment concerning the status of Mssrs. Wunderlich and Vasquez, Mr. Wunderlich would be incapable of showing that he suffered any harm in connection with these nondisclosures.2

“Arbitration Complaint Filed by Former Officers and Directors Not Disclosed”

34.

While ostensibly insuring that his disclosure arguments cast a net encompassing only material events, Mr. Wunderlich targets the

1  Id.

2 On a related note, the Whistleblower Complaint discusses Mr. Wunderlich’s involvement in private placement initiatives under different settings.  Pertinent evidence suggests that Mr. Wunderlich regularly engineered impermissible, undisclosed payments to unregistered persons as a means of facilitating the private placement activities in which he engaged.  Nonetheless, since Mr. Wunderlich did not train allegations upon this area, the attending details were not closely examined.

filing of an American Arbitration Association (“AAA”) pleading on December 15, 2006, which is long after the “dust had settled.”  According to Mr. Wunderlich, CytoGenix was served with that AAA complaint on “approximately December 16, 2006.”1  This AAA complaint, which had been filed on behalf of Mssrs. Wunderlich and Vazquez, sought “to recover over $800,000 in severance payments . . . .”2  From Mr. Wunderlich’s vantage point, the filing of this AAA complaint constituted an event that “was not disclosed to the public” despite its undoubtedly material character.3  In articulating these positions, Mr. Wunderlich errs in various respects.  Among other things, he is in no position to advance viable arguments going toward the adequacy of December 2006 disclosures associated with Mr. Vazquez.  Further, Mr. Wunderlich’s interests were not adversely affected even if CytoGenix failed to make a December 2006 disclosure pertaining to him.  Additionally, based on the character of the disclosures that preceded the filing of the AAA complaint, there is no room for any meritorious claims of materiality.  The Form 8-K CytoGenix filed on November 20, 2006 incorporated Mr. Wunderlich’s letter of resignation.  By publicly airing Mr.

1  Whistleblower Complaint, at 7.

2  Id.

3  Id.

Wunderlich’s November 17, 2006 resignation letter, CytoGenix notified investors that Mr. Wunderlich had not only retained counsel, but had also made formal, written monetary demands upon CytoGenix due to alleged violations of his employment agreement.1  In placing Mr. Wunderlich’s resignation letter in the public arena, CytoGenix likewise made it known that Mr. Wunderlich, had directed high grade accusations of blatant improprieties at Dr. Skolnick.2  Ten days later, CytoGenix removed any doubts that may have lingered with respect to the permanent character of the rift that had arisen.  Specifically, the company followed up on its November 20, 2006 disclosures by announcing that Ms. Schertz had been appointed “Interim Chief Financial Officer” while it “search[ed] for a permanent Chief Financial Officer.”3  When viewed against the backdrop of the disclosures appearing in these two Form 8-K filings, the AAA complaint added little to the mix.  Given the tone and content of the information CytoGenix publicly disseminated during November 2006, the commencement of employment litigation was arguably a likelihood.  The critical element of materiality is absent from these allegations.

1  See CytoGenix November 20, 2006 Form 8-K, attached as Exhibit 11.

2  Id.

3  CytoGenix November 30, 2006 Form 8-K, attached as Exhibit 65.

“Coercions of Chief Financial Officer by CEO and Directors to Certify False and Misleading SEC Filings”

35.

 Highlighting the time period following his November 6, 2006 suspension with pay, Mr. Wunderlich claims that “[n]umerous calls and emails were made to his residence by Mr. Skolnick and others in an effort to coerce [him] to certify” CytoGenix’s third quarter Form 10-Q even though he was “without access to his offices and files.”1  The evidence that has previously been outlined does not support these claims.  At the November 7, 2007 board meeting, which was conducted via telephone, Dr. Skolnick asked Mr. Wunderlich whether he intended to sign CytoGenix’s quarterly report.  At the same time, however, Dr. Skolnick advised Mr. Wunderlich that his signature was not essential, and thereby made it clear that there would be no reason to even consider coercion.2  Certainly, statements made by Mr. Wunderlich during the course of that meeting suggest that he did not perceive any signs of coercion.  If anything, Mr. Wunderlich showed that he was in control.  Along those lines, he waived off Dr. Skolnick’s signature inquiry and then designated the time (i.e., November 8, 2006 at 12:00 Noon) at which he would communicate his position

1   Whistleblower Complaint, at 8.

2  See November 8, 2006 Memorandum, attached as Exhibit 37.

on that issue.1  Mr. Wunderlich thereafter continued to manifest his powers by disregarding his promise to apprise CytoGenix of his true position by 12:00 Noon, November 8, 2006.  On November 9, 2006, apparently for purposes of attempting to further demonstrate that he “called the shots,” Mr. Wunderlich told Dr. Skolnick to send him the document by email.2  Mr. Wunderlich also tacked on a false reassurance which enlarged the sense of bewilderment under which CytoGenix personnel labored.  Using ambiguities to his advantage, Mr. Wunderlich essentially told his former colleagues at CytoGenix that they need not worry because he intended to soon apply his signature.3  However, once Mr. Wunderlich expressed his intent to move forward on an expedited basis, he then adopted a course of action designed to keep CytoGenix “in the dark.”  He broke off substantive dialogue.4  Upon receiving a November 14, 2006 message from

1   See November 8, 2006 Memorandum, attached as Exhibit 37; CytoGenix November 7, 2006 Board of Directors Minutes, attached as Exhibit 38.

2   See November 9, 2006 Lawrence Wunderlich Email to Malcolm Skolnick, attached as Exhibit 58.

3   Id. (reflecting Mr. Wunderlich’s declaration that he has “no intention to try to delay the filing” of CytoGenix’s third quarter Form 10-Q, preceded by a request for a copy of that document via email).

4   See November 22, 2006 Malcolm Skolnick Letter to Lawrence Wunderlich, at 2 (advising Mr. Wunderlich that on November 13, 2006, we sent you “[t]he final 10Q as approved by the auditors” and I attempted to contact you, but “I received no response”), attached as Exhibit 7.

Dr. Skolnick asking whether additional information was desired, Mr. Wunderlich declined to respond.  At that point, Mr. Wunderlich procured legal representation.  His lawyer promptly assumed a combative stance as part of an apparent strategy of attempting to place CytoGenix on the defensive.1  CytoGenix responded by holding its course.  Among other things, it sought to accommodate Mr. Wunderlich and his lawyer by making numerous documents available at the offices of CytoGenix’s auditors.2  Mr. Wunderlich, however, showed little interest in the materials that had been transferred to the auditor’s offices.  Rather than showing up to review them, Mr. Wunderlich instead submitted his November 17, 2006 letter of resignation.3  Clearly, the pertinent evidence does not support Mr. Wunderlich’s claims.  Moreover, even if it might be assumed that CytoGenix personnel structured their communications so as apply coercion

1  See November 16, 2006 Jeff Harder Email to Cindee Ewell, attached as Exhibit 66.

2  See November 16, 2006 Malcolm Skolnick Email to Lawrence Wunderlich, attached as Exhibit 43; November 17, 2006 Cindee Ewell Email to Lawrence Wunderlich, attached as Exhibit 44.

3  See November 22, 2006 Malcolm Skolnick Letter to Lawrence Wunderlich, at 2, attached as Exhibit 7.

(notwithstanding the lack of evidence in this regard), Mr. Wunderlich gains little or nothing.  The statements and actions Mr. Wunderlich exhibited reveal an ongoing exertion of power and control.  Since Mr. Wunderlich did not perceive any coercion, he is in no position to claim that his actions were the product of coercion.

“Threats and actions to break Mr. Wunderlich’s employment contract”

36.

On November 3, 2006, Mr. Wunderlich teamed up with Mr. Vazquez as part of a brazen effort to take the reigns at CytoGenix.  They told Dr. Skolnick that he must resign, stating that Mr. Vazquez would soon become CEO of CytoGenix.1  Impugning CytoGenix’s outside directors by boldly characterizing them as “inexperienced, irrational and irresponsible,” Mr. Wunderlich and Mr. Vazquez advised Dr. Skolnick of their plan to dismiss the company’s board of directors.2  As part of the broad mandate they articulated, Mr. Wunderlich and Mr. Vazquez also directed Dr. Skolnick to ask each outside director to resign.3  By playing such a pivotal role in this irrational effort to forcibly wrest control

1  See November 6, 2006 “Response To VW Demands and Indications of Intent on November 3, 2006,” attached as Exhibit 25.

2  Id.

3  Id.

of the company, Mr. Wunderlich brought new meaning to the phrase “hostile takeover.”  Given the outrageous character of his actions, Mr. Wunderlich virtually closed the door on the future prospects of peaceful co-existence.  Based on the stunning level of audacity Mssrs. Wunderlich and Vazquez displayed, the issue of gross misconduct was not in doubt.  Undoubtedly, Mssrs. Wunderlich and Vazquez understood that they would almost certainly be terminated for cause if their scheme were not successful.

37.

With the evidence associated with this issue being so powerful, there is little room for dispute.  Nonetheless, Mr. Wunderlich argues that “after the fact, Mr. Skolnick is attempting to craft some justification for having terminated Mr. Wunderlich.”1  According to Mr. Wunderlich, Dr. Skolnick has “solicited information” from Ms. Schertz, Ms. Ewell and Ms. McMicken “in an effort to locate something which might be used against [him] to justify using ‘gross misconduct’ as a reason to revoke his employment agreement.”2  Allegedly, Dr. Skolnick has sought to implement a pattern of retaliation against Mr. Wunderlich by

1  Whistleblower Complaint, at 9.

2  Id.

instructing CytoGenix employees to search “his files, including email.”1

38.

To be effective, an analysis of these averments must factor into the equation the entire spectrum of relevant considerations.  After filing an employment complaint with the AAA, Mr. Wunderlich filed this Whistleblower Complaint.  Predictably, this has triggered an inquiry from the SEC.  Each of these proceedings has precipitated an investigation involving the collection and review of numerous documents, including email messages.  Indeed, given the fiduciary duties Dr. Skolnick and the outside directors owe to CytoGenix and its shareholders, they are required to insure that such investigations are undertaken.  One wonders how Mr. Wunderlich thinks the company could unearth the underlying factual details that might be called upon when responding to his complaints, along with the SEC inquiry, without talking to employees and searching through files.  The investigative measures that have been employed constitute a necessity based on legal and pragmatic principles.  Through the implementation of these fact-finding efforts, CytoGenix has merely endeavored to respond to the allegations raised by Mr. Wunderlich himself.2

1  Id.

2  Arguably, Mr. Wunderlich has directed disparaging remarks toward the investigative efforts that have been made so as to preclude the use of damaging evidence.  As detailed in the June 12, 2007 Preliminary Report, Mr. Wunderlich secretly conveyed confidential information to select CytoGenix shareholders.  He also disseminated highly material, but blatantly false, financial information to investors.  Along those lines, he sent a July 19, 2006 email message to a CytoGenix shareholder, wherein he stated that the company had received “a pending order for synDNA in excess of $7.2 million.”  See July 19, 2006 Email from Lawrence Wunderlich to “Rick,” attached as Exhibit 67.  See also June 12, 2007 Preliminary Report, at 6 (referencing Mr. Wunderlich’s July 19, 2006 email representing that CytoGenix had received an order for more than $7.2 of synDNA).  Mr. Wunderlich disseminated that July 19, 2006 written assurance on the heels of a parallel misrepresentation he made to Don Jackler in June 2006.  As outlined by Dr. Skolnick pursuant to a July 25, 2007 interview, he received a call from Mr. Jackler during June 2006, wherein Mr. Jackler inquired about Mr. Wunderlich’s statement that CytoGenix just received a $7.2 million order for synDNA.  Dr. Skolnick promptly “set the record straight,” telling Mr. Jackler that CytoGenix had not received such an order.  When Dr. Skolnick then proceeded to confront Mr. Wunderlich about this misrepresentation, Mr. Wunderlich adamantly denied making such a statement.  Through his denials, Mr. Wunderlich escaped punishment.  Nonetheless, there is no basis for the Whistleblower Complaint’s assertion that “Mr. Wunderlich was never told that his performance was unacceptable or was lacking in any way.”  Whistleblower Complaint, at 3.

III. Conclusion

The evidence associated with the allegations appearing in the Whistleblower Complaint does not support the claims that have been made.  Moreover, to the extent any of Mr. Wunderlich’s assertions might be deemed meritorious, the underlying conduct was not of a material nature.  On November 6, 2006, Mr. Wunderlich was suspended with pay after he engaged in “gross misconduct” by attempting to forcibly take control of CytoGenix.  Mr. Wunderlich’s claims cannot withstand scrutiny; they are devoid of merit.  Based upon the totality of the circumstances, Mr. Wunderlich’s averments are hereby rejected.